Exhibit 99.1

                WAUSAU PAPER ANNOUNCES SECOND-QUARTER EARNINGS


MOSINEE, WIS..JULY 25, 2005..Wausau Paper (NYSE:WPP) today reported a net loss for the second quarter of 2005 of $2.7 million, or $0.05 per share, compared to earnings of $3.7 million, or $0.07 per share, last year. Net sales rose 4 percent to $275.3 million, and shipments increased less than 1 percent to 222,000 tons.

Second-quarter operating results included after-tax charges of $6.0 million, or $0.12 per share, related to the previously announced closure of Printing & Writing's sulfite pulp mill in Brokaw, Wisconsin, and after-tax losses of $2.4 million, or $0.05 per share, related to operation of its recently acquired paper mill in Brainerd, Minnesota. Also included in the current quarter were after-tax stock incentive credits of $0.5 million, or $0.01 per share, compared with charges of $1.3 million, or $0.02 per share last year.

For the first half of 2005, the Company reported a net loss of $0.8 million, or $0.01 per share, compared with net earnings of $7.2 million, or $0.14 per share, during the comparable period in 2004. In addition to sulfite pulp mill closure costs of $0.12 per share, results for the first half of 2005 included after-tax losses of $5.6 million, or $0.11 per share, for the Brainerd mill, and stock incentive credits of $0.03 per share, compared with charges of $0.03 per share last year. Net sales increased 5 percent to $543 million while shipments increased 2 percent to 443,000 tons.

In regard to second-quarter results, Thomas J. Howatt, president and CEO, stated, "Top-line growth was achieved despite challenging business conditions, demonstrating the value of our niche market strategy. Our focused product development efforts -- and the continued introduction of new products such as Towel & Tissue's OptiCore{trademark} tissue and dispensing system and Printing & Writing's Exact Ice{trademark} high-brightness paper -- resulted in revenues from products developed within the last three years exceeding our corporate target of 25 percent."

Specialty Products reported second-quarter operating profits of $3.8 million, compared with $4.8 million last year. Net sales and shipments declined 4 percent and 8 percent, respectively. "Selling price increases and mix enhancement could only partially offset the impact of reduced sales volume and higher manufacturing costs -- most notably market pulp and energy," Mr. Howatt explained. He pointed out that 2004 shipments were a record for any quarter.

Printing & Writing reported second-quarter operating losses of $13.1 million, compared with operating profits of $0.6 million last year. Net sales and shipments increased 8 percent and 10 percent, respectively. Second-quarter results included pre-tax pulp mill closure charges of $9.5 million, consisting primarily of non-cash charges related to the write-down of inventory and accelerated depreciation of long-lived assets. In addition, second-quarter results included operating losses of $3.8 million at Brainerd. "Our Printing &

Writing business continues to face weak market conditions as uncoated freesheet demand declined in each of the first six months of 2005," Mr. Howatt commented. "Despite this weakness, we grew market share while increasing shipments by 10 percent, remaining focused on building the sales volume and product mix necessary to profitably position Brainerd. Success in developing new products and reducing costs are critical to improving Printing & Writing's financial performance. We are actively pursuing both -- as evidenced by the recent introduction of Exact Ice and the announced changes at Brokaw -- to help achieve this improvement."

Towel & Tissue's second-quarter operating profits increased 22 percent to $9.9 million from $8.1 million last year. Net sales and shipments increased 16 percent and 7 percent, respectively. "Despite only modest market growth, our Towel & Tissue business posted impressive sales gains in the first half of 2005 including a 5 percent increase in total shipments and 9 percent gain in higher-margin value-add products," Mr. Howatt said. "Together with improved selling prices, these gains more than offset higher purchased parent roll costs, helping drive operating profits to record second-quarter levels."

Looking to the third quarter, Mr. Howatt noted, "Towel and tissue market conditions remain solid while demand for specialty products and printing papers has clearly softened. Uncoated freesheet markets remain the industry's weakest segment with no sign of near-term improvement and, although market pulp costs have eased slightly, energy and chemical costs remain at elevated levels. We expect third-quarter earnings, assuming continued improvement at Brainerd, to only modestly exceed second-quarter levels of $0.06 per share, excluding sulfite pulp mill charges."

Wausau Paper's second-quarter conference call is scheduled for 11:00 a.m. (EDT) on Tuesday, July 26, and can be accessed through the company's Web site at www.wausaupaper.com under "Investor Information." A replay of the webcast will be available at the same site through August 2.

Wausau Paper produces fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products. To learn more about Wausau products go to www.wausaupaper.com.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The matters discussed in this news release concerning the Company's future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described in Item 1 of the Company's Form 10-K for the year ended December 31, 2004. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                                (tables follow)
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                                 WAUSAU PAPER
                 INTERIM REPORT - QUARTER ENDED JUNE 30, 2005

(in thousands, except share amounts)
CONDENSED CONSOLIDATED STATEMENTS                         Three Months              Six Months
     OF OPERATIONS (UNAUDITED)                            Ended June 30,           Ended June 30,
                                                         2005       2004         2005          2004
Net sales                                            $275,291     $264,109     $543,032     $515,924
Cost of sales                                         258,445      235,973      503,051      461,090
      Gross profit                                     16,846       28,136       39,981       54,834
Selling & administrative expense                       18,376       19,754       35,903       38,638
Restructuring                                             177            0          177            0
      Operating profit (loss)                          (1,707)       8,382        3,901       16,196
Interest expense                                       (2,687)      (2,550)      (5,337)      (5,077)
Other income/(expense), net                               122           98          237          292
    Earnings (loss) before income taxes                (4,272)       5,930       (1,199)      11,411
Provision (credit) for income taxes                    (1,581)       2,193         (444)       4,222
    Net earnings (loss)                            $   (2,691)  $    3,737   $     (755)  $    7,189

    Net earnings (loss) per share-basic            $    (0.05)  $     0.07   $    (0.01)  $     0.14
    Net earnings (loss) per share-diluted          $    (0.05)  $     0.07   $    (0.01)  $     0.14
    Weighted average shares outstanding-basic      51,589,000   51,663,000   51,640,000   51,640,000
    Weighted average shares outstanding-diluted    51,589,000   51,929,000   51,640,000   51,867,000

CONDENSED CONSOLIDATED BALANCE SHEETS (NOTE 1)           JUNE 30, December 31,
                                                           2005        2004
Current assets                                           $287,871    $287,292
Property, plant & equipment, net                          536,347     551,160
Other assets                                               45,812      43,782
     Total Assets                                        $870,030    $882,234
Current liabilities                                      $148,022    $147,750
Long-term debt                                            161,449     161,833
Other liabilities                                         215,604     215,559
Stockholders' equity                                      344,955     357,092
     Total Liabilities & Stockholders' Equity            $870,030    $882,234

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
CONDENSED CONSOLIDATED STATEMENTS                                Six Months
       OF CASH FLOW (UNAUDITED)                                Ended June 30,
                                                              2005        2004
Net cash (used in) provided by operating activities       $  (4,498)    $40,085
Cash flows from investing activities:
     Capital expenditures                                   (15,631)     (9,471)
     Proceeds on property, plant & equipment disposals          222          12
Cash used in investing activities                           (15,409)     (9,459)
Cash flows from financing activities:
     Payments under capital lease obligation                    (47)        (55)
     Dividends paid                                          (8,787)     (8,773)
     Payments for purchase of company stock                  (2,738)          0
     Proceeds from stock option exercises                         0       1,279
Cash used in financing activities                           (11,572)     (7,549)
     Net (decrease) increase in cash & cash equivalents    $(31,479)    $23,077

Note 1. Balance sheet amounts at June 30, 2005, are unaudited. The December 31, 2004, amounts are derived from audited financial statements.

Note 2. Pulp Mill Closure
        In July 2005, the Company announced plans to permanently close the sulfite pulp mill at its Brokaw, Wisconsin, facility. The pulp mill closure is expected to be substantially completed by the end of 2005 and will result in the elimination of approximately 60 jobs, or 11 percent of the facility's workforce. The related long-lived assets will be abandoned. The cost of sales for the period ended June 30, 2005, as reflected in the Condensed Consolidated Statements of Operations, include $9.3 million in pre-tax charges for accelerated depreciation and an adjustment of pulp mill inventory to net realizable value. Restructuring expense for the period ended June 30, 2005, reflects a pre-tax charge of $0.2 million for certain assets disposed as a direct result of the closure. Additional pre-tax closure charges of approximately $35 million are expected to be recognized over the next 12 months, with $23 million in the third quarter of 2005, $11 million in the fourth quarter of 2005, and $1 million in the first half of 2006.

Note 3. Interim Segment Information
        The Company has reclassified certain prior-year interim segment information to conform to the 2005 presentation. The reclassification is the result of a reporting change, effective January 1, 2005, for two converting facilities from the Printing & Writing segment to the Specialty Products segment.

        The Company's operations are classified into three principal reportable segments: Specialty Products, Printing & Writing, and Towel & Tissue, each providing different products. Separate management of each segment is required because each business unit is subject to different marketing, production and technology strategies.

        Specialty Products produces specialty papers at its manufacturing facilities in Rhinelander, Wisconsin; Mosinee, Wisconsin; and Jay, Maine. Specialty Products also includes two converting facilities that produce laminated roll wrap and related specialty finishing and packaging products. Printing & Writing produces a broad line of premium printing and writing grades at manufacturing facilities in Brokaw, Wisconsin; Groveton, New Hampshire; and Brainerd, Minnesota. Printing & Writing also includes a converting facility that converts printing and writing grades. Towel & Tissue produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the "away-from-home market." Towel & Tissue operates a paper mill in Middletown, Ohio, and a converting facility in Harrodsburg, Kentucky.

       Sales, operating profit, and asset information by segment is as follows:

       (in thousands, except ton data)                     JUNE 30,  December 31,
                                                             2005        2004
       Segment assets (Note 1)
          Specialty Products                              $346,207   $342,724
          Printing & Writing                               290,909    281,378
          Towel & Tissue                                   173,503    171,080
          Corporate & Unallocated*                          59,411     87,052
                                                          $870,030   $882,234

                                                                     Three Months         Six Months
                                                                    Ended June 30,      Ended June 30,
                                                                   2005      2004      2005      2004
       Net sales external customers (unaudited)
          Specialty Products                                   $ 113,981  $ 118,528  $ 232,345  $ 232,665
          Printing & Writing                                      95,246     88,424    187,850    175,319
          Towel & Tissue                                          66,064     57,157    122,837    107,940
                                                               $ 275,291  $ 264,109  $ 543,032  $ 515,924

       Operating profit (loss) (unaudited)
          Specialty Products                                   $   3,829  $   4,760  $   7,769  $   9,743
          Printing & Writing                                     (13,100)       586    (17,669)     1,605
          Towel & Tissue                                           9,922      8,131     17,806     13,432
          Corporate & Eliminations                                (2,358)    (5,095)    (4,005)    (8,584)
                                                               $  (1,707) $   8,382  $   3,901  $  16,196

       Depreciation, depletion and amortization (unaudited)
          Specialty Products                                   $   6,209  $   6,266  $  12,417  $  12,584
          Printing & Writing                                       7,376      3,883     11,424      7,766
          Towel & Tissue                                           4,902      4,506      9,680      9,002
          Corporate & Unallocated                                    284        285        571        570
                                                               $  18,771  $  14,940  $  34,092  $  29,922

       Tons sold (unaudited)
          Specialty Products                                     100,404    109,704     205,192   216,339
          Printing & Writing                                      80,411     72,903     160,571   146,093
          Towel & Tissue                                          41,266     38,710      77,553    74,133
                                                                 222,081    221,317     443,316   436,565

       *Segment assets do not include intersegment accounts receivable, cash, deferred tax assets and certain other assets which are not identifiable with the segments.